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                                                                    EXHIBIT 12.1

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ in millions)

                                                              THREE MONTHS ENDED
                                                                   FEBRUARY
                                                              ------------------
                                                               2000       1999
                                                               ----       ----
Net earnings................................................  $  887     $1,007
Add:
  Provision for taxes.......................................     592        181
  Portion of rents representative of an interest factor.....      17         11
  Interest expense on all indebtedness......................   3,471      2,861
                                                              ------     ------
Earnings, as adjusted.......................................  $4,967     $4,060
                                                              ======     ======
Fixed charges:
  Portion of rents representative of an interest factor.....  $   17     $   11
  Interest expense on all indebtedness......................   3,471      2,861
                                                              ------     ------
Fixed charges...............................................  $3,488     $2,872
                                                              ======     ======
Ratio of earnings to fixed charges..........................    1.42x      1.41x
                                                              ======     ======
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